Exhibit 10.28.4

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Amendment”) is made this 5th day of June, 2013, between COBALT INDUSTRIAL REIT II, a Texas real estate investment trust (“Landlord”), and PHARMEDIUM SERVICES, LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord, as successor-in-interest to ARI-Sugar Land, L.P., and Tenant are parties to that certain Industrial Building Lease Agreement dated October 28, 2004, as amended by that certain First Amendment to Lease dated April 26, 2006, and as further amended by that certain Second Amendment to Lease dated October 12, 2009 (collectively, the “Lease”), pursuant to which Tenant is currently leasing approximately 50,700 square feet (the “Current Premises”) located at 12620 W. Airport Boulevard, Sugar Land, Texas, in the Project owned by Landlord known as Sugarland Business Park; and

WHEREAS, the Lease expires on its own terms on September 30, 2015, and the parties desire to extend the term of the Lease and otherwise modify the Lease as set forth herein; and

WHEREAS, Tenant has requested that an additional 11,700 square feet of space known as Suite 170 and shown on Exhibit A attached hereto (the “Suite 170 Expansion Premises”) be added to the Premises; and

WHEREAS, any capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Extension of Term. Landlord and Tenant agree that upon execution of this Amendment, the Term is hereby extended to expire at 11:59PM local time on September 30, 2020. For purposes of this Amendment, the period between July 1, 2013 and September 30, 2020, shall be known as the “Extension Term.”

2. Expansion of Premises. During the Extension Term, the Premises shall include the Suite 170 Expansion Premises, which collectively with the Current Premises shall consist of 62,400 square feet of space and shall be deemed the Premises, as defined in the Lease. The Suite 170 Expansion Premises shall be subject to all the terms and conditions of the Lease except as expressly modified herein.

3. Base Rent. During the Extension Term, in addition to any other payments to be made under the Lease, including but not limited to the obligation to pay Tenant’s Pro Rata Share of Basic Costs, Tenant shall pay Base Rent as follows:

	Approx.	Approx.	Monthly	Annual
	Monthly PSF:	Annual PSF:	Amount	Amount
7/1/13-9/30/15	$0.52	$6.24	$32,448.00	$389,376.00
10/1/15-9/30/20	$0.55	$6.60	$34,320.00	$411,840.00

4. Tenant’s Pro Rata Share. Effective July 1, 2013, Tenant’s Pro Rata Share, as defined in Section 1.J. of the Lease, shall be 19.74%.

5. Renewal Options, The additional Renewal Option granted to Tenant in Paragraph 7 of the Second Amendment to Lease shall be of no further force or effect. Tenant is hereby granted two (2) consecutive Renewal Options of sixty (60) months each, with the first Renewal Term commencing on October 1, 2020 and expiring on September 30, 2025, and the second Renewal Term commencing on October 1, 2025 and expiring on September 30, 2030. Such Renewal Options shall be exercisable upon and subject to the same terms and conditions as set forth in Article IV of Exhibit E to the Lease. The Renewal Options remain personal with respect to PharMEDium Services, LLC and shall automatically terminate upon any assignment of the Lease or subletting of the Premises.

6. Right of First Refusal.

(a) Granting of Right. Provided that the Lease is in full force and effect, no material adverse change in Tenant’s financial condition has occurred, and no Event of Default exists under the Lease or would exist but for the pendency of any cure periods provided for therein, either on the date Tenant exercises its Right of First Refusal (as hereinafter defined) or as of the time possession of such Right of First Refusal Space (as hereinafter defined) is delivered to Tenant, Tenant shall have a right of first refusal (the “Right of First Refusal”) during the Extension Term to lease either or both of the premises located contiguous to and on either side of the Premises in “Building One” (each, a “Right of First Refusal Space”), on the terms and conditions set forth in this Paragraph 6. Tenant’s Right of First Refusal with respect to each Right of First Refusal Space is made expressly subject and subordinate to any expansion rights, renewal rights and rights of first refusal of other tenants occupying any portion of the Building pursuant to leases executed prior to the date of this Amendment (each, an “Existing Tenant”). Tenant’s Right of First Refusal shall not apply to the renewal of a lease with any Existing Tenant, whether pursuant to an express written provision in the Existing Tenant’s lease or otherwise, and regardless of whether the renewal is consummated pursuant to a lease amendment or a new lease.

(b) Landlord’s Notice. If Landlord intends to deliver a bona fide written proposal to a third party (the “Proposal”), Landlord shall notify Tenant of such proposal in writing (“Landlord’s Notice”), which Landlord’s Notice shall set forth the applicable portion of the Right of First Refusal Space covered by the Proposal and the basic economic terms and conditions of such Proposal. A Proposal shall be deemed “bona fide” in the event that the Building is one of three or fewer buildings considered by such third party for the location of its operations. Tenant shall have a period of five (5) business days from the date of Landlord’s Notice to notify Landlord whether Tenant elects to exercise its Right of First Refusal with respect to all of that portion of Right of First Refusal Space offered upon such terms and conditions set forth in Landlord’s Notice, including, without limitation, term, base rent, allowances and rentable square footage. Notwithstanding the foregoing, Landlord shall only be obligated to notify Tenant of the availability of such Right of First Refusal Space and Tenant shall only have rights pursuant to the terms of this paragraph in the event that (i) such proposal includes that portion of the Right of First Refusal Space which is immediately contiguous to the Premises; and (ii) such Proposal covers only all or a portion of such Right of First Refusal Space and no other space within the Building in addition thereto.

(c) Exercise of Right of First Refusal. If Tenant fails to give any notice to Landlord within the required five (5) business day period, Tenant shall be deemed to have refused to exercise its Right of First Refusal with respect to the Right of First Refusal Space covered by the Proposal, but Tenant shall retain it’s Right of First Refusal with respect to the other Right of First Refusal Space on the terms and conditions hereof. The Right of First Refusal shall be a one-time right with respect to either portion of the Right of First Refusal Space covered by a Landlord’s Notice. If Tenant refuses to exercise its Right of First Refusal, either by giving written notice of refusal or failing to timely give notice of exercise, Landlord shall thereafter have the right to lease such portion of the Right of First Refusal Space to the third party and Tenant’s Right of First Refusal with respect to the portion of the Right of First Refusal Space covered by the Landlord’s Notice shall automatically cease and forever terminate.

(d) Lease Amendment. If Tenant exercises its right to lease any portion of the Right of First Refusal Space pursuant to this Paragraph 6, Landlord and Tenant shall, within thirty (30) days after Tenant exercises its Right of First Refusal, enter into a lease amendment with respect to such portion of the Right of First Refusal Space leased on the terms, covenants and conditions set forth in Landlord’s Notice, including, but not limited to, Base Rent, tenant improvement allowance and term; provided, however, all other terms and conditions contained in the Lease shall apply to the Right of First Refusal Space as a result of Tenant’s election hereunder, except to the extent specified otherwise in the Landlord’s Notice. Effective upon delivery of the Right of First Refusal Space, the Right of First Refusal Space shall be added to the definition of Premises under the Lease and the annual Base Rent shall be increased by an amount equal to the product obtained by multiplying (1) the number of Rentable Square Feet in the Right of First Refusal

Space times (2) the annual Base Rent rate (as reflected in the Landlord’s Notice) per square foot. Additionally, Tenant’s Proportionate Share shall be increased to reflect the addition of the Right of First Refusal Space to the Premises.

(e) Personal Right:. The Right of First Refusal is personal with respect to PharMEDium Services, LLC and shall automatically terminate upon any assignment of the Lease or subletting of the Premises.

(f) Continued Effect. The Right of First Refusal shall be binding on Landlord, its successor and assigns, in accordance with the terms hereof. It is the parties’ intent that the Right of First Refusal will survive any future amendment to the Lease or extension of the Lease Term, unless previously exercised or waived by Tenant hereunder, and otherwise except as expressly modified or terminated by written agreement of Landlord and Tenant.

7. Brokers. Tenant and Landlord each represent that it has not had any dealings with a real estate broker, finder or other person with respect to this Amendment in any manner, except NAI Houston, broker for Landlord (the “Broker”). Landlord shall pay any commissions or fees that are payable to the Broker with respect to this Amendment in accordance with the provisions of a separate commission agreement. Each party shall indemnify the other party against all costs or liabilities for commissions or compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

8. Acknowledgements of Tenant. Tenant hereby acknowledges and agrees as follows: (i) except as described in Paragraph 5 of this Amendment, Tenant does not have, and hereby waives any option to renew or extend the Term beyond the expiration of the Extension Term; (ii) Tenant does not have, and hereby waives any option to terminate the Lease prior to the expiration of the Extension Term; (iii) except as described in Paragraph 6 of this Amendment, Tenant does not have, and hereby waives any option to expand the Premises, and Article II of Exhibit E to the Lease is hereby deleted; (iv) Landlord does not have any obligation to complete or construct any improvements to the Premises; and (v) Tenant is occupying the Premises, and shall continue to occupy the Premises in its “AS IS” “WHERE IS” condition, “WITH ALL FAULTS.”

9, Flag Pole and Monument Sign. Subject to applicable governmental regulations, restrictions and permitting, including local signage ordinances, and recorded restrictions affecting the Project, Tenant shall have the right, at its sole cost and expense, to install and maintain a flag pole and a monument sign at the Project; provided, however, that the specifications (including the exact size and proposed location as well as the design and content of any flag or signage) shall be submitted in writing to Landlord for approval prior to the installation thereof, which approval shall not be unreasonably withheld. If and when Tenant leases all of the building in which the Premises is located, known as “Building One,” whether pursuant to the Right of First Refusal described in Paragraph 6 hereof or otherwise, Landlord shall reasonably cooperate with Tenant in its efforts to obtain any necessary private owners’ association or declarant approval(s) of Tenant’s installation of the flag pole and monument sign. Neither Landlord’s approval nor its cooperation in obtaining any such approval shall constitute a representation or warranty by Landlord that such approved items comply with applicable law or restrictions, and compliance therewith shall remain Tenant’s sole responsibility. Tenant, at its sole cost and expense, shall maintain the flag pole (and any flag placed thereon) and monument sign in good condition and repair and, if requested by Landlord, shall remove same and restore the area to its prior condition upon expiration or termination of the Lease.

10. Counterpart Execution. This Amendment shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Amendment may be executed in counterparts, all of which shall constitute a single agreement.

11. Ratification. Except as modified by this Amendment, the Lease and all terms, conditions, covenants and agreements thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed. For the avoidance of doubt, Landlord reserves all of its rights and remedies under the Lease and no provision of the Lease shall be waived, except by an instrument in writing (referring specifically to the Lease) executed by the party against whom waiver is sought.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:

COBALT INDUSTRIAL REIT II, a Texas real estate investment trust

By:	/s/ Lewis D. Friedland
Name:	Lewis D. Friedland
Title:	President

TENANT:

PHARMEDIUM SERVICES, LLC, a Delaware limited liability company

By:	/s/ David N. Jonas
Name:	David N. Jonas
Title:	CEO

cc:	USAA (Equity Partner of Property)

Property Management

EXHIBIT A

Suite 170 Expansion Premises

See attached